                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      the Securities  Exchange Act of 1934


                         Date of Report: March 19, 1998


                                  DEPUY, INC.
             (Exact name of registrant as specified in its charter)

Delaware                           001-12229                          35-1989795
(State or Other                   (Commission                      (IRS Employer
Jurisdiction of                   File Number)               Identification No.)
Incorporation)

700 Orthopaedic Drive
Warsaw, Indiana                                                            46580
(Address of principal executive offices)                              (Zip Code)

                                 (219) 267-8143
              (Registrant's telephone number, including area code)



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Item 5.  Other Events.


     The Company has entered into an agreement dated as of March 19, 1998 to purchase all the outstanding equity of AcroMed Corporation ("AcroMed") for approximately $325 million. Consummation of the transaction is subject to customary conditions, including Hart-Scott-Rodino antitrust approval, absence of a material adverse change in AcroMed's business or financial position, and
approval of the transaction by AcroMed's shareholders.    The Company's news
release dated March 20, 1998, a copy of which is attached as Exhibit 1 hereto, is incorporated herein by reference and made a part hereof.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        DEPUY, INC.


Date:  March 31, 1998
                                        By:     /s/ Michael J. Dormer
                                            -----------------------------
                                        Name:  Michael J. Dormer
                                        Title: President and Chief
                                               Operating Officer



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                                 EXHIBIT INDEX



Exhibit No.  Description                             Page No.
-----------  -----------                             --------

1.           News Release dated March 20, 1998           5



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                                                                    [DePuy Logo]

FOR IMMEDIATE RELEASE         CONTACT:   James R. Goff
                                         Director, Investor Relations
                                         (219) 372-7305



               DEPUY, INC. AGREES TO PURCHASE ACROMED CORPORATION


     Warsaw, Ind., March 20 - DePuy, Inc. (NYSE-DPU) said today it has agreed to purchase the equity of AcroMed Corporation, a leading spinal implant company, in a transaction valued at approximately $325 million.

     James A. Lent, Chairman and Chief Executive Officer of DePuy, said, "The combination of two leaders in the spinal implant market -- the fastest-growing segment of orthopaedics -- will create a company of exceptional strength and establish the second largest spinal implant company in the world."

     Lent said that in addition to creating a new market leader, the combination brings together companies that pioneered the concept of providing anterior column support in spinal procedures. He pointed out that the combination offers additional strengths, including a loyal customer base and surgeon innovators who hold positions of influence in spine. He also noted that the combined companies will have a sales force in the United States of more than 200.

     Lent said that AcroMed achieved net sales of more than $90 million in its fiscal year ended June 30, 1997, an increase of 13 percent over the comparable period a year earlier. Approximately 70 percent of its 1997 sales were to customers in the United States. Depending upon the closing date, Lent said the transaction could add approximately $50 million to DePuy's net sales in 1998.

     "Important to shareholders, we anticipate that the transaction will become accretive to earnings per share in 1999," Lent added.

     Lent said the transaction will be financed through a combination of cash and bank borrowings.

     Based in Cleveland, Ohio, AcroMed manufactures and distributes spinal implant medical devices to treat a range of conditions including degenerative diseases, deformities, traumas/tumors, and cervical applications. Key products include the ISOLA rod, screw, and hook system; VSP-AcroMed plates and screws used in degenerative lumbar fusions; the Kaneda SR, a titanium dual rod system used for anterior stabilization of the thoracolumbar spine following tumor or trauma; and the Bremer Air-Flo halo for external stabilization of the cervical spine. In addition, AcroMed is working to secure

                                     -More-


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DePuy/AcroMed - Page 2

clearance in the United States to market the Brantigan cage, a carbon-reinforced cage that will be used with posterior stabilization. If cleared for marketing in the United States, the cage will be used to penetrate the large anterior cage market.

     The AcroMed acquisition is DePuy's largest ever and represents its sixth significant acquisition in the decade of the Nineties. Other important DePuy moves include the 1990 acquisition of Charles F. Thackray Ltd. of Leeds, England (joint reconstructive implants); the 1994 acquisitions of ACE Medical Company (trauma products) and CMW Laboratories (bone cement); the 1996 purchase of Orthopedic Technology, Inc. (sports medicine products); and the 1997 acquisition of Landanger-Camus, a leading French orthopaedic company (reconstructive implants).

     DePuy entered the spinal implant market in 1993 through a joint venture with a German firm, Biedermann Motech. DePuy is 80 percent owner of the joint venture, known as DePuy Motech. DePuy Motech reported 1997 sales of $61.8 million, up 36 percent from 1996, with significant product introductions anticipated in 1998.

     DePuy, Inc. is the world's oldest orthopaedic company and one of the leading designers, manufacturers and distributors of orthopaedic devices and supplies. Its products are used primarily by orthopaedic medical specialists and in the case of the Company's spinal implants, by orthopaedic, spinal and neurosurgeons, in both surgical and non-surgical therapies to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, trauma and sports-related injuries.

                                    #  #  #



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